Troutman Pepper Locke LLP

301 S. College Street, 34th Floor

Charlotte, NC 28202

troutman.com

October 27, 2026

Board of Directors

Bionano Genomics, Inc.

9540 Towne Centre Drive, Suite 100

San Diego, California

Re: Bionano Genomics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer, sale and issuance by the Company of up to an aggregate of 1,332,632 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of:

(i)
661,377 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock, each with an exercise price of $15.120 per share, that were originally issued pursuant to a prospectus dated May 10, 2023 and a related prospectus supplement dated January 3, 2025 (the “2025 Purchase Warrants”);
(ii)
164,684 shares of Common Stock issuable upon exercise of outstanding Series C warrants to purchase shares of Common Stock, each with an exercise price of $18.234 per share, that were originally issued pursuant to a prospectus dated May 10, 2023 and a related prospectus supplement dated October 30, 2024 (the “Series C Warrants”);
(iii)
145,560 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock, each with an exercise price of $61.20 per share, that were originally issued pursuant to a prospectus dated May 10, 2023 and a related prospectus supplement dated April 4, 2024 (the “2024 Purchase Warrants”); and
(iv)
361,011 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock, each with an exercise price of $191.40 per share, that were originally issued pursuant to a prospectus dated May 10, 2023 and a related prospectus supplement dated October 11, 2023 (the “2023 Purchase Warrants” and, collectively with the 2025 Purchase Warrants, the Series C Warrants and the 2024 Purchase Warrants, the “Warrants”).

The Warrants were originally offered, sold and issued in offerings registered under the Company’s Registration Statement on Form S-3 (File No. 333-270459). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i)

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of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

We have reviewed the corporate proceedings taken by the Company with respect to the offer, sale and issuance of the Warrant Shares upon the exercise of the Warrants. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates, records of public officials and such other papers, as we have deemed necessary or appropriate in connection herewith, including, but not limited to, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, and the Warrants. As to all matters of fact, we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion letter, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except we make no such assumption as to the Company.

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of expressing the opinions set forth in this letter. We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the terms thereof against payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that, at the time of each issuance of Warrant Shares, (i) the resolutions of the board of directors of the Company that authorized the offer, sale and issuance of the Warrants and the Warrant Shares will remain in full force and effect, and the Company will take no action inconsistent with such resolutions, and (ii) the Company will have a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available for issuance upon exercise of the Warrants.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus.

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In rendering this opinion letter and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP